EXHIBIT 99.2
Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used herein, "we," "our," "us" and similar terms include Micron Technology, Inc. and its subsidiaries, unless the context indicates otherwise.  The following discussion contains trend information and other forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements such as those made in "Results of Operations" regarding the future composition of the our reportable segments; in "Net Sales" regarding future royalty and other payments from Nanya; DRAM production received from Inotera in 2011 and future increases in NAND Flash production resulting from the production ramp of IM Flash’s new fabrication facility; in "Gross Margin" regarding future charges for inventory write-downs and the impact on future margins from sales of Numonyx products obtained in the acquisition of Numonyx; in "Selling, General and Administrative" regarding SG&A costs for the first quarter of 2011, future legal expenses and increased expenses resulting from the acquisition of Numonyx; in "Research and Development" regarding R&D costs for the first quarter of 2011 and increased expenses resulting from the acquisition of Numonyx; in "Liquidity and Capital Resources" regarding capital spending in 2011, future distributions from IM Flash to Intel and  future contribution by us to IM Flash; and in "Recently Issued Accounting Standards" regarding the impact from the adoption of new accounting standards.  Our actual results could differ materially from our historical results and those discussed in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those identified in "Item 1A.  Risk Factors." This discussion should be read in conjunction with the Consolidated Financial Statements and accompanying notes for the year ended September 2, 2010.  All period references are to our fiscal periods unless otherwise indicated. Our fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  All tabular dollar amounts are in millions.  Our fiscal 2010, which ended on September 2, 2010, contained 52 weeks, our fiscal 2009 contained 53 weeks and our fiscal 2008 contained 52 weeks.  All production data includes the production of our consolidated joint ventures and our other partnering arrangements.

Overview

We are a global manufacturer and marketer of semiconductor devices, principally DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems.  In addition, we manufacture semiconductor components for CMOS image sensors and other semiconductor products.  We market our products through our internal sales force, independent sales representatives and distributors primarily to original equipment manufacturers and retailers located around the world.  Our success is largely dependent on the market acceptance of our diversified portfolio of semiconductor products, efficient utilization of our manufacturing infrastructure, successful ongoing development of advanced process technologies and the return on research and development investments.  (See "PART I - Item 1.  Business.")

Numonyx Holdings B.V. ("Numonyx"): On May 7, 2010, we completed our acquisition of Numonyx Holdings B.V. ("Numonyx"), which manufactures and sells NOR Flash, NAND Flash, DRAM and Phase Change memory technologies and products.  We acquired Numonyx to further strengthen our portfolio of memory products, increase manufacturing and revenue scale, access Numonyx’s customer base and provide opportunities to increase multi-chip offerings in the embedded and mobile markets.  In connection therewith, we issued 137.7 million shares of our common stock in exchange for all of the outstanding Numonyx capital stock and issued 4.8 million restricted stock units to the employees of Numonyx in exchange for all of their outstanding restricted stock units.  The total fair value of the consideration we paid for Numonyx was $1,112 million and the net assets acquired were valued at $1,549 million resulting in a gain of $437 million.  In addition, we recognized a $51 million income tax benefit in connection with the acquisition.  Our results of operations for 2010 include $635 million of net sales and $13 million of operating losses from the Numonyx operations after the May 7, 2010 acquisition date.  We incurred transaction costs of $20 million during 2010 in connection with the acquisition.

In connection with our purchase of Numonyx on May 7, 2010, we acquired a 20.7% noncontrolling equity interest in Hynix-Numonyx Semiconductor Ltd. (the "Hynix JV"), a joint venture with Hynix Semiconductor, Inc. ("Hynix") and Hynix Semiconductor (WUXI) Limited.  The change in control of Numonyx gave Hynix the right to purchase all of our equity interest in the Hynix JV.  Hynix exercised its right to purchase our interest in the Hynix JV and consummated the equity transfer on August 31, 2010 for $423 million.  Concurrent with the Numonyx acquisition, we entered into agreements with STMicroelectronics N.V. and DBS Bank Ltd. ("DBS") that required us to guarantee, under certain conditions, an outstanding loan, made by DBS to the Hynix JV and as a result, recorded a $15 million liability as of the acquisition date.  The outstanding balance of the Hynix JV loan was $250 million as of the acquisition date and is due in periodic installments from 2014 through 2016.  Under the agreements, on August 31, 2010 the conditions for the guarantee were satisfied and we deposited $250 million of proceeds from the sale of our interest in the Hynix JV into a pledged account at DBS to collateralize our obligations under the guarantee of the loan.  The amount on deposit in the DBS account is accounted for as restricted cash.  The amount on deposit and our guarantee decrease as payments are made by the Hynix JV against the loan.

(See "Item 8. Financial Statements – Notes to Consolidated Financial Statements – Numonyx Holdings B.V."  note and "Item 1. Financial Statements – Notes to Consolidated Financial Statements – Equity Method Investments – Hynix JV" note.)

Business Segments:  In the second quarter of 2011, we reorganized our business to better align with our markets.  All prior period amounts have been retrospectively adjusted to reflect this reorganization.  After the reorganization, we have the following four reportable segments:

DRAM Solutions Group ("DSG"): Includes high-volume DRAM products sold to the PC, consumer electronics, networking and server markets.

NAND Solutions Group ("NSG"):  Includes high-volume NAND Flash products sold into data storage, personal music players, and portions of computing markets, as well as NAND Flash products sold to Intel through our consolidated IM Flash joint ventures.

Wireless Solutions Group ("WSG"): Includes DRAM, NAND Flash and NOR Flash products, including multi-chip packages, sold to the mobile device market.

Embedded Solutions Group ("ESG"):  Includes DRAM, NAND Flash and NOR Flash products sold into automotive and industrial applications, as well as NOR and NAND flash sold to consumer electronics, networking, PC and server markets.

Our other operations do not meet the quantitative thresholds of a reportable segment and are reported under All Other.  All Other includes our CMOS image sensor, microdisplay and solar operations.

Results of Operations

The following table presents consolidated results of operations.  Amounts in the table have been adjusted to reflect the retrospective application of new accounting standards for noncontrolling interests and certain convertible debt instruments.  (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Adjustment for Retrospective Application of New Accounting Standards" note.)

	2010		2009		2008
	(in millions and as a percent of net sales)

Net sales:
DSG	$4,638	55%	$2,100	44%	$2,718	47%
NSG	2,113	25%	1,747	36%	2,010	34%
WSG	778	9%	247	5%	226	4%
ESG	521	6%	178	4%	222	4%
All Other	432	5%	531	11%	665	11%
	$8,482	100%	$4,803	100%	$5,841	100%

Cost of goods sold	5,768	68%	5,243	109%	5,896	101%
Gross margin	2,714	32%	(440)	(9)%	(55)	(1)%

Selling, general and administrative	528	6%	354	7%	455	8%
Research and development	624	7%	647	13%	680	12%
Restructure	(10)	0%	70	1%	33	1%
Goodwill impairment	--	--	58	1%	463	8%
Other operating (income) expense, net	(17)	0%	107	2%	(91)	(2)%
Gain from acquisition of Numonyx	437	5%	--	--	--	--
Equity in net income (losses) of equity method investees, net of tax	(39)	0%	(140)	(3)%	--	--
Net income (loss) attributable to Micron	1,850	22%	(1,882)	(39)%	(1,655)	(28)%

Net Sales

Total net sales for 2010 increased 77% as compared to 2009 as a result of improved sales for all reportable segments.  Increases in DSG and NSG for 2010 primarily reflect significant increases in gigabits sold for both segments and improved average selling prices for DSG products.  Increases in ESG and WSG sales for 2010 were primarily the result of the acquisition of Numonyx in May 2010.  Total net sales for 2009 decreased 18% as compared to 2008 primarily due to decreases in sales for the DSG, NSG and ESG segments as a result of declines in average selling prices.

Product sales were as follows:

	2010	2009	2008

DRAM	$5,052	$2,422	$3,135
NAND Flash	2,555	1,857	2,053
NOR Flash	451	--	--
Other	424	524	653
	$8,482	$4,803	$5,841

Sales of DRAM products for 2010 increased 109% from 2009 primarily due to a 75% increase in gigabit production and a 28% increase in average selling prices.  Sales of DRAM products for 2009 decreased from 2008 primarily due to a 52% decline in average selling prices mitigated by a 52% increase in production.  The increase in production was enabled by additional supply received from our Inotera joint venture and production efficiencies, achieved primarily through transitions to higher density, advanced geometry devices.

We sell NAND Flash products in various forms, including discrete standalone devices as well as in multi-chip packages ("MCPs") and other NAND Flash systems solution products.  MCPs and system solutions products combine NAND Flash devices with a controller and/or other semiconductor devices.  MCPs and system solution products generally have significantly higher average selling prices and costs per gigabit than discrete NAND Flash devices.  Our sales of MCPs and other system solution NAND Flash products increased in 2010 from 2009 due primarily to our acquisition of Numonyx in May 2010 and to targeted efforts at increasing sales of these products.  Average selling prices for our NAND Flash products are also impacted by the mix of product in our sales channels, particularly for those products sold to Intel Corporation ("Intel") through our IM Flash consolidated joint ventures at long-term negotiated prices approximating cost.  See "Segment Operating Results – NAND Solutions Group" for further detail.

Sales of NAND Flash products for 2010 increased 38% from 2009 primarily due to the addition of sales from the acquisition of Numonyx and an increase in sales through other channels as a result of a 68% increase in gigabit production partially offset by an 18% decline in average selling prices.  Sales of NAND Flash products for 2009 decreased 10% from 2008 due to a 15% decrease in sales to Intel, primarily due to the shutdown of NAND Flash production at the our Boise wafer fabrication facility in 2009 and a 4% decrease in sales to OEM, resellers and retail customers.  The decrease in sales to OEM, resellers and retail customers was primarily due a 52% decline in average selling prices partially offset by an 85% increase in production from transitions to higher density, advanced geometry devices.

We recognized $451 million of NOR Flash sales in 2010 due to the acquisition of Numonyx in May of 2010.  Under business acquisition accounting, we are unable to recognize revenue on sales of Numonyx products that at the acquisition date were in the distribution channel and accounted for on a sell-through basis.

Gross Margin

Our overall gross margin percentage improved to 32% for 2010 from negative 9% for 2009 primarily due to improvements in the gross margin for all reportable segments as a result of cost reductions and improved DRAM pricing.  Our gross margin percentage was also impacted by our acquisition of Numonyx in May of 2010 as gross margins for Numonyx activities were 19% for the 2010 period after the acquisition.  Our overall gross margin percentage declined from negative 1% for 2008 to negative 9% for 2009 due to declines in the gross margins for the DSG, WSG and ESG segments primarily as a result of severe pricing pressure mitigated by cost reductions.

Our gross margin for 2010 benefitted from reductions in costs per gigabit as compared to 2009 of 35% for DRAM products and 42% for NAND Flash products, primarily as a result of lower manufacturing costs from increased production of higher-density, advanced-geometry devices.   Our gross margin for 2009 benefitted from reductions in costs per gigabit as compared to 2008 of 40% for DRAM products and 61% for NAND Flash products, primarily as a result of lower manufacturing costs and the effects of selling memory products that were subject to inventory write-downs in 2008.

Our gross margins are impacted by charges to write down inventories to their estimated market values as a result of the significant decreases in average selling prices for both DRAM and NAND Flash products.  As charges to write down inventories are recorded in advance of when inventories are sold, gross margins in subsequent reporting periods are higher than they otherwise would be.  The impact of inventory write-downs on gross margins for all periods reflects inventory write-downs less the estimated net effect of prior period write-downs.  The effects of inventory write-downs on gross margins for our reportable segments by period were as follows:

	2010	2009	2008

Inventory write-downs	$--	$(603)	$(282)
Estimated effect of previous inventory write-downs	40	767	98
Net effect of inventory write-downs	$40	$164	$(184)

In future periods, we will be required to record additional inventory write-downs if estimated average selling prices of products held in finished goods and work in process inventories at a quarter-end date are below the manufacturing cost of those products.

Selling, General and Administrative

Selling, general and administrative ("SG&A") expenses for 2010 increased 49% from 2009 primarily due to higher payroll expenses resulting from increased incentive-based compensation costs; increased costs associated with legal matters, including $64 million relating to accruals for estimated settlements in the indirect purchasers antitrust case and other matters; $20 million of Numonyx acquisition costs and $57 million of Numonyx SG&A subsequent to the acquisition.  The increase in SG&A expenses for 2010 was partially offset by a reduction in expenses for imaging operations as a result of the sale of a 65% interest in Aptina Imaging Corporation ("Aptina") in the fourth quarter of 2009.  We expect to incur increased SG&A expenses from Numonyx operations for 2011 as compared to 2010, which only reflected Numonyx’s operations from the May 7, 2010 acquisition date.  SG&A expenses for 2009 decreased 22% from 2008, primarily due to lower payroll expenses and other costs related to our restructure initiatives and lower legal expenses.  Lower payroll expenses reflected reductions in headcount, variable pay, salary levels and employee benefits.  Future SG&A expense is expected to vary, potentially significantly, depending on, among other things, the number of legal matters that are resolved relatively early in their life-cycle and the number of legal matters that progress to trial.  We expect that SG&A expenses will approximate $140 million to $150 million for the first quarter of 2011.

Research and Development

Research and development ("R&D") expenses vary primarily with the number of development wafers processed, the cost of advanced equipment dedicated to new product and process development and personnel costs.  Because of the lead times necessary to manufacture our products, we typically begin to process wafers before completion of performance and reliability testing.  We deem development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability.  R&D expenses can vary significantly depending on the timing of product qualification as costs incurred in production prior to qualification are charged to R&D.

R&D expenses for 2010 decreased 4% from 2009 primarily due to a DRAM cost-sharing arrangement with Nanya that commenced in 2010 and a reduction in R&D costs for imaging products as a result of the sale of a 65% interest in Aptina in the fourth quarter of 2009, partially offset by higher payroll expenses resulting from the accrual of incentive-based compensation costs and additional $79 million of R&D expenses in connection with the May 7, 2010 acquisition of Numonyx.  R&D expenses were reduced by $104 million in 2010, $107 million in 2009 and $148 million in 2008 for amounts reimbursable from Intel under a NAND Flash R&D cost-sharing arrangement.  R&D expenses were reduced by $51 million in 2010 for amounts reimbursable from Nanya under a DRAM R&D cost-sharing arrangement that commenced in the third quarter of 2010.  We expect that reimbursements from Nanya under the DRAM R&D cost sharing arrangement will increase in 2011 when the arrangement is outstanding for the entire year.  We expect to incur increased R&D expenses from Numonyx’s operations in 2011 as compared to 2010, which only reflected Numonyx’s operations from the May 7, 2010 acquisition date.  We expect that R&D expenses, net of amounts reimbursable from our R&D partners, will approximate $195 million to $205 million for the first quarter of 2011.  R&D expenses for 2009 decreased 5% from 2008 primarily due to lower payroll costs and decreases in costs of development wafers processed.

Our process technology R&D efforts are focused primarily on development of successively smaller line-width process technologies which are designed to facilitate our transition to next generation memory products.  Additional process technology R&D efforts focus on the enablement of advanced computing and mobile memory architectures, the investigation of new opportunities that leverage our core semiconductor expertise and the development of new manufacturing materials.  Product design and development efforts are concentrated on our high density DDR3 DRAM and LP-DDR2 mobile LPDRAM products as well as high density and mobile NAND Flash memory (including multi-level cell technology), NOR Flash memory, specialty memory, phase change memory and memory systems.

Restructure

In response to a severe downturn in the semiconductor memory industry and global economic conditions, we initiated a restructure plan in 2009.  In the first quarter of 2009, IM Flash, our joint venture and Intel, terminated an agreement to obtain NAND Flash memory supply from our Boise facility.  In connection therewith, Intel paid us $208 million in 2009.  In addition, we phased out all remaining 200mm DRAM wafer manufacturing operations in Boise, Idaho in the second half of 2009.  As a result of these restructure plans, we reduced employment in 2009 by approximately 4,600 employees, or approximately 20%.  We do not expect to incur any additional material restructure charges related to the plan initiated in 2009.  The following table summarizes restructure charges (credits) resulting from the restructure activities:

	2010	2009	2008

(Gain) loss from disposition of equipment	$(13)	$152	$--
Severance and other termination benefits	1	60	23
Gain from termination of NAND Flash supply agreement	--	(144)	--
Other	2	2	10
	$(10)	$70	$33

Goodwill Impairment

In the second quarter of 2009, our imaging operations (the primary component of All Other segment) experienced a severe decline in sales, margins and profitability due to a significant decline in demand as a result of the downturn in global economic conditions.  The drop in market demand resulted in significant declines in average selling prices and unit sales.  Due to these market and economic conditions, our imaging operations experienced a significant decline in market value.  Accordingly, in the second quarter of 2009, we performed an assessment of our imaging operations goodwill for impairment.  Based on this assessment, we wrote off all of the $58 million of goodwill associated with our imaging operations as of March 5, 2009.

In the first and second quarters of 2008, we experienced a sustained, significant decline in our stock price.  As a result of the decline in stock prices, our market capitalization fell significantly below the recorded value of our consolidated net assets for most of the second quarter of 2008.  The reduced market capitalization at that time reflected, in part, the lower average selling prices for the NSG segment (previously part of the Memory segment) and expected continued weakness in pricing for our memory products.  Accordingly, in the second quarter of 2008, we performed an assessment of NSG segment goodwill for impairment.  Based on this assessment, we wrote off all the $463 million of goodwill associated with our NSG segment as of February 28, 2008.

Other Operating (Income) Expense, Net

Other operating (income) expense consisted of the following:

	2010	2009	2008

Government grants in connection with operations in China	$(24)	$(9)	$(2)
Receipts from U.S. government for anti-dumping tariffs	(12)	(6)	(38)
(Gain) loss on disposition of property, plant and equipment	(1)	54	(66)
Loss on sale of majority interest in Aptina	--	41	--
(Gain) loss from changes in currency exchange rates	23	30	25
Other	(3)	(3)	(10)
	$(17)	$107	$(91)

Interest Income/Expense

Interest expense for 2010, 2009 and 2008, includes aggregate amounts of non-cash amortization of debt discount and issuance costs of $76 million, $71 million and $49 million, respectively.  As a result of the retrospective adoption of a new accounting standard for certain convertible debt, we modified our accounting for our $1.3 billion 1.875% convertible notes.  We retrospectively allocated the $1.3 billion aggregate proceeds at inception between a liability component (issued at a discount) and an equity component.  The debt discount is being amortized from issuance through June 2014, the maturity date of the 1.875% convertible notes, with the amortization recorded as additional non-cash interest expense.  Included in the noncash interest expense above is amortization on the 1.875% convertible notes of $56 million in 2010, $52 million in 2009 and $47 million in 2008.  (See "Item 1. Financial Statements – Notes to Consolidated Financial Statements – Adjustments for Retrospective Application of New Accounting Standards" note.)

Other Non-Operating Income (Expense), net

On August 3, 2009, Inotera sold common shares in a public offering.  As a result, our interest in Inotera decreased from 35.5% to 29.8% and we recognized a gain of $56 million in the first quarter of 2010.  (See "Item 8. Financial Statements – Notes to Consolidated Financial Statements – Supplemental Balance Sheet Information – Equity Method Investments – Inotera and MeiYa DRAM joint ventures with Nanya – Inotera" note.)

Income Taxes

Income taxes for 2010 include a benefit of $51 million from reduction of a portion of the deferred tax asset valuation allowance in connection with the sale of our equity interest in the Hynix JV that was acquired as part of the Numonyx acquisition.  Except for this benefit, taxes for 2010 and 2009 primarily reflect taxes on our non-U.S. operations and U.S. alternative minimum tax.  We have a valuation allowance against substantially all U.S. net deferred tax assets.  Taxes attributable to U.S. operations for 2010, 2009 and 2008 were substantially offset by changes in the valuation allowance.

We have a valuation allowance against substantially all U.S. net deferred tax assets.  As of September 2, 2010, the federal, state and foreign net operating loss carryforwards were $2.4 billion, $2.0 billion and $290 million, respectively.  If not utilized, substantially all of the federal and state net operating loss carryforwards will expire in 2022 to 2029 and the foreign net operating loss carryforwards will begin to expire in 2015.  As of September 2, 2010, the federal and state tax credit carryforwards were $188 million and $204 million, respectively.  If not utilized, substantially all of the federal and state tax credit carryforwards will expire in 2013 to 2030.  As a consequence of prior business acquisitions, utilization of the tax benefits for some of the tax carryforwards is subject to limitations imposed by Section 382 of the Internal Revenue Code and some portion or all of these carryforwards may not be available to offset any future taxable income.  The determination of the limitations is complex and requires significant judgment and analysis of past transactions.

In connection with the acquisition of Numonyx, we accrued a $66 million liability related to uncertain tax positions on the tax years of Numonyx open to examination.  We have recorded an indemnification asset for a significant portion of these accrued liabilities related to these tax positions.

Equity in Net Losses of Equity Method Investees

We have partnered with Nanya in two Taiwan DRAM memory companies accounted for as equity method investments:  Inotera and MeiYa Technology Corporation ("MeiYa").  Inotera and MeiYa each have fiscal years that end on December 31.  We recognize our share of Inotera’s and MeiYa’s quarterly earnings or losses on a two-month lag.  From our interest in these equity method investments, we recognized a loss of $5 million for 2010 and a loss of $140 million for 2009.

As a result of our sale of a 65% interest in our Aptina subsidiary on July 10, 2009, we account for our remaining interest in Aptina under the equity method.  Our shares in Aptina constitute 35% of Aptina’s total common and preferred stock and 64% of Aptina’s common stock.  Under the equity method, we recognize our share of Aptina’s results of operations based on our 64% share of Aptina’s common stock on a two-month lag.  We recognized losses of $24 million on our investment in Aptina for 2010.

On December 18, 2009, we acquired a 50% interest in Transform, a subsidiary of Origin Energy Limited ("Origin"), in exchange for our contribution to Transform of nonmonetary manufacturing assets with a fair value of $65 million.  We recognize our 50% share of Transform’s results of operations on a two-month lag.  Our results of operations for 2010 included a loss of $12 million for our share of Transform’s results of operations from the acquisition date through June 30, 2010.

(See "Item 8. Financial Statements – Notes to Consolidated Financial Statements – Supplemental Balance Sheet Information – Equity Method Investments" note.)

Noncontrolling Interests in Net (Income) Loss

Noncontrolling interests for 2010, 2009 and 2008 primarily reflects the share of income or losses attributed to the noncontrolling interests in our TECH joint venture.  We made the following purchases of TECH shares:  $99 million on February 27, 2009, $99 million on June 2, 2009, and $60 million on August 27, 2009.  As a result, noncontrolling interests in TECH were reduced from approximately 27% as of August 28, 2008 to approximately 15% as of September 3, 2009.  We purchased an additional $80 million of TECH shares on January 27, 2010 and further reduced noncontrolling interest in TECH to approximately 13% as of September 2, 2010.  (See "Item 8. Financial Statements – Notes to Consolidated Financial Statements – TECH Semiconductor Singapore Pte. Ltd" note.)

Stock-based Compensation

Total compensation cost for our equity plans for 2010, 2009 and 2008 was $93 million, $44 million and $48 million, respectively.  Stock-based compensation expense was higher for 2010 than for 2009 primarily due to the accrual of performance-based stock compensation costs as a result of improved operating results.  Stock compensation expenses fluctuate based on assessments of whether the achievement of performance conditions is probable for performance-based stock grants.

Segment Operating Results

DRAM Solutions Group ("DSG")

	2010	2009	2008

Net sales	$4,638	$2,100	$2,718
Operating income (loss)	1,269	(902)	(282)

DSG sales for 2010 increased 121% from 2009 primarily due to increases in gigabits produced and average selling prices per gigabit.  DRAM products acquired from our Inotera Memories, Inc. ("Inotera") joint venture accounted for 18% of our DSG net sales in 2010 as compared to less than 1% for 2009.  We have rights and obligations to purchase 50% of Inotera’s wafer production capacity under a supply agreement with Inotera (the "Inotera Supply Agreement").  We expect that our DRAM supply from Inotera will increase significantly in 2011 due to Inotera’s transition of its manufacturing from trench DRAM process technology to our stack DRAM technology.  The increase in average selling prices in 2010 for DSG products from improved market conditions was partially offset by a shift in product mix resulting from increases in sales of Inotera trench DRAM products that had significantly lower average selling prices per gigabit than our other DSG products.  Sales of DDR2 and DDR3 DRAM, were 42% and 41%, respectively, of DSG sales for 2010 and 50% and 16%, respectively, of DSG sales for 2009.

We have formed partnering arrangements which have sold or licensed technology to other parties.  DSG recognized royalty and license revenue of $83 million in 2010, $120 million in 2009 and $40 million in 2008.  We have a partnering arrangement with Nanya pursuant to which we and Nanya jointly develop process technology and designs to manufacture stack DRAM products.  In addition, we have deployed and licensed certain intellectual property related to the manufacture of stack DRAM products to Nanya and licensed certain intellectual property from Nanya.  We recognized $65 million, $105 million and $37 million, respectively, of license revenue in net sales from this arrangement during 2010, 2009 and 2008, respectively.  Effective beginning in April, 2010, the license agreement was completed and we generally share DRAM development costs with Nanya equally.  Our research and development costs for 2010 were reduced $51 million by this cost-sharing arrangement.  In addition, in 2010, we received $6 million of royalties from Nanya for sales of stack DRAM products manufactured by or for Nanya on process nodes of 50nm or higher and will continue to receive royalties from Nanya associated with technology developed prior to April 2010.

DSG operating income improved for 2010 from 2009 primarily due to increases in average selling prices, reductions in manufacturing costs per gigabit, lower R&D costs as a result of the R&D cost-sharing arrangement with Nanya, lower restructure costs and reduced losses on the disposition of equipment.  Manufacturing cost reductions were primarily due to improved production efficiencies.  DRAM products acquired from our Inotera joint venture accounted for 18% of DSG net sales in 2010 and our cost of wafers purchased under the Inotera Supply Agreement is based on a margin-sharing formula among Nanya, Inotera, and ourselves.  Under such formula, all parties’ manufacturing costs related to wafers supplied by Inotera, as well as our and Nanya’s selling prices for the resale of products from wafers supplied by Inotera, are considered in determining costs for wafers acquired from Inotera.  For 2010, we realized significantly lower gross margins on sales of Inotera DRAM products than for sales of our other DSG products.  DSG’s operating income for 2010 did not include any costs for Inotera’s underutilized capacity, whereas its 2009 operating income included $90 million of underutilized capacity costs.  DSG recognized higher SG&A costs in 2010 as compared to 2009 primarily due to increased incentive-based compensation costs and increased costs associated with legal matters.

Sales of DSG products for 2009 decreased from 2008 primarily due to a decline in average selling prices mitigated by an increase in gigabits produced.  DSG’s operating loss for 2009 increased from 2008 primarily due to the decline in average selling prices mitigated by a reduction in costs per gigabit.  The reduction in DSG costs per gigabit for 2009 was primarily due to the effects of selling memory products that were subject to inventory write-downs in 2008 and lower production efficiencies.  DSG production costs for 2009 were adversely impacted by $90 million of underutilized capacity costs from Inotera.  DSG also recognized increased restructure costs in 2009.

NAND Solutions Group ("NSG")

	2010	2009	2008

Net sales	$2,113	$1,747	$2,010
Operating income (loss)	240	(573)	(1,289)

 NSG sales for 2010 increased 21% from 2009 primarily due to an increase in gigabits produced partially offset by a decline in average selling prices per gigabit.  We sell NSG products in three principal channels:  (1) to Intel Corporation ("Intel") through our IM Flash consolidated joint venture at long-term negotiated prices approximating cost, (2) to original equipment manufacturers ("OEMs") and other resellers and (3) to retailers.

NSG sales through IM Flash to Intel were $764 million for 2010, $886 million for 2009 and $1,037 million for 2008.  Gigabit sales to Intel were 71% higher in 2010 as compared to 2009 primarily due to the 68% increase in gigabit production of NAND Flash products over the same period.  We expect that the ramp of production at IM Flash’s new wafer fabrication facility in Singapore will begin to increase our NAND Flash production in the second half of 2011.  For 2010, average selling prices for IM Flash sales to Intel decreased as compared to 2009 due to reductions in costs per gigabit.

NSG sales of NAND Flash products to our OEM, reseller and retail customers were higher for 2010 as compared to 2009 primarily due to an increase in gigabit sales.  Average selling prices to our NSG OEM and reseller customers for 2010 increased as compared to 2009, while average selling prices of our Lexar brand, which is directed primarily at the retail market, declined.

Sales of NSG products for 2009 decreased 13% from 2008 due to a 15% decrease in sales to Intel primarily due to the shutdown of NAND Flash production at the our Boise wafer fabrication facility in 2009 and a decrease in sales to OEM, resellers and retail customers primarily due a decline in average selling prices, partially offset by an increase in gigabit sales.

NSG’s operating income improved for 2010 from 2009 primarily due to reductions in costs per gigabit as a result of lower manufacturing costs from increased production of higher-density, advanced-geometry devices.  NSG operating margins reflect sales of approximately half of IM Flash’s output to Intel at long-term negotiated prices approximating cost.  The reductions in manufacturing costs per gigabit for 2010 were partially offset by the declines in overall average selling prices per gigabit, which were were primarily attributable to a decline in average selling prices on NSG sales to Intel as a result of lower manufacturing costs.  NSG cost of goods sold for 2010 and 2009 included $60 million and $60 million, respectively, of underutilized capacity costs from IM Flash’s wafer fabrication facility in Singapore.  NSG’s operating income for 2009 included a $144 million gain from termination of a supply agreement with Intel.

NSG’s operating loss improved from 2008 to 2009 primarily as a result of a $463 million goodwill impairment charge that was recorded in 2008 as well as reductions in manufacturing costs per gigabit, reductions in SG&A and R&D expenses and gains from restructure activities, partially offset by the decline in average selling prices per gigabit.  The reduction in NSG costs per gigabit was primarily due to the effects of selling memory products that were subject to inventory write-downs in 2008 and improved production efficiencies.

Wireless Solutions Group ("WSG")

	2010	2009	2008

Net sales	$778	$247	$226
Operating income (loss)	(23)	(63)	(43)

WSG sales for 2010 increased 215% from 2009 primarily due to the acquisition of Numonyx in May of 2010.  WSG sales for 2010 included sales of NAND Flash, NOR Flash and DRAM products.  WSG for 2009 included sales of DRAM and NAND Flash products.  Due to the acquisition of Numonyx, WSG sales of NOR Flash are expected to increase significantly for 2011.  Under business acquisition accounting, we are unable to recognize revenue on sales of Numonyx products that at the acquisition date were in the distribution channel and accounted for on a sell-through basis.

Operating loss for WSG improved for 2010 from 2009 primarily due to cost reductions and improvements in average selling prices partially offset by higher R&D expenses.  WSG’s operating results for 2010 reflect Numonyx operations subsequent to the May 7, 2010 acquisition date of Numonyx.  In acquisition accounting, Numonyx’s inventory was recorded at fair value reflecting its estimated selling price at the time of the acquisition, which was significantly higher than the cost of inventory recorded by Numonyx at the acquisition date.  As a result, WSG cost of goods sold for Numonyx products reflect these higher costs as the remainder of acquired products are sold.

WSG sales for 2009 increased 9% from 2008 primarily due to significant increases in gigabit production of WSG NAND Flash products partially offset by declines in average selling prices for WSG DRAM products.  WSG’s operating loss for 2010 increased from 2008 to 2009 primarily due to significant declines in average selling prices mitigated by cost reductions.

Embedded Solutions Group ("ESG")

	2010	2009	2008

Net sales	$521	$178	$222
Operating income	152	37	43

ESG sales for 2010 increased 193% from 2009 primarily due to the acquisition of Numonyx in May of 2010 and significant increases in gigabit sales of existing ESG DRAM and NAND Flash products.  ESG sales for 2010 included sales of DRAM, NOR Flash and NAND Flash products.  ESG sales for 2009 included sales of DRAM and NAND Flash products.  Due to the acquisition of Numonyx, ESG sales of NOR Flash are expected to increase significantly for 2011. Under business acquisition accounting, we are unable to recognize revenue on sales of Numonyx products that at the acquisition date were in the distribution channel and accounted for on a sell-through basis.

ESG’s operating income improved for 2010 from 2009 primarily due to cost reductions and improvements in average selling prices.  ESG’s operating results for 2010 reflect Numonyx operations subsequent to the May 7, 2010 acquisition date of Numonyx.  ESG cost of goods sold for Numonyx products reflect the higher costs as the remainder of acquired products are sold.

ESG sales for 2009 decreased 20% from 2008 primarily due to declines in average selling prices for ESG DRAM and NAND Flash products.  ESG operating income declined from 2008 to 2009 primarily due to significant declines in average selling prices mitigated by cost reductions.

Liquidity and Capital Resources

As of September 2, 2010, we had cash and equivalents totaling $2,913 million compared to $1,485 million as of September 3, 2009.  The balance as of September 2, 2010 included $355 million held at our TECH joint venture and $246 million held at our IM Flash joint ventures.  Our ability to access funds held by the joint ventures to finance our other operations is subject to agreement by the joint venture partners, debt covenants and contractual limitations.  Amounts held by TECH and IM Flash are not anticipated to be available to finance our other operations.

Our cash and equivalents were composed of the following as of September 2, 2010:

Bank deposit accounts	$372
Money market accounts	2,170
Certificates of deposit	371
$2,913

To mitigate credit risk we invest through high-credit-quality financial institutions and, by policy, generally limit the concentration of credit exposure by restricting investments with any single obligor.

Our liquidity is highly dependent on average selling prices for our products and the timing of capital expenditures, both of which can vary significantly from period to period.  Depending on conditions in the semiconductor memory market, our cash flows from operations and current holdings of cash and investments may not be adequate to meet our needs for capital expenditures and operations.  Historically, we have used external sources of financing to fund these needs.  Due to conditions in the credit markets, it may be difficult to obtain financing on terms acceptable to us.

Operating activities:  Net cash provided by operating activities was $3,096 million for 2010, which reflected approximately $3,530 million generated from the production and sales of our products partially offset by a $516 million increase in accounts receivable due to a higher level of sales and in an increase in the proportion of sales to original equipment manufacturers who generally have longer payment terms than other customers.

On October 1, 2010, we entered into a 10-year patent cross-license agreement with Samsung Electronics Co. Ltd. ("Samsung").  Under the agreement, Samsung will pay us $275 million, with $200 million paid in October 2010, $40 million due January 31, 2011 and $35 million due March 31, 2011.  The license is a life-of-patents license for existing patents and applications and a 10-year term license for all other patents.

Investing activities:  Net cash used for investing activities was $448 million for 2010, which included cash expenditures of $616 million for property, plant and equipment and $138 million for the acquisition of additional shares in Inotera partially offset by net proceeds from the sale of our interest in the Hynix JV of $173 million (net of $250 million placed in a cash collateral account for a loan guarantee).  A significant portion of the capital expenditures related to IM Flash and TECH operations.  We believe that to develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, we must continue to invest in manufacturing technologies, facilities and capital equipment and research and development.  We expect that capital spending will be approximately $2.4 billion to $2.9 billion for 2011.  The actual amount in 2011 will vary depending on market conditions and funding participation by joint venture partners.  As of September 2, 2010, we had commitments of approximately $1.2 billion for the acquisition of property, plant and equipment, most of which is expected to be paid within one year.

In connection with the Numonyx acquisition, we acquired a 20.7% noncontrolling interest in the Hynix JV.  Subsequent to the acquisition, Hynix exercised its option to purchase our equity interest in the Hynix JV for $423 million on August 31, 2010.  Also in connection with the Numonyx acquisition, we entered into agreements with STMicroelectronics N.V. and DBS Bank Ltd. ("DBS") that require us to guarantee an outstanding $250 million loan, due in periodic installments from 2014 through 2016, made by DBS to the Hynix JV.  Under the agreements, on August 31, 2010, we deposited $250 million of proceeds from the sale of our interest in the Hynix JV into a pledged account at DBS Bank Ltd. ("DBS") to collateralize the guarantee of the loan.  The amount on deposit in the DBS account is accounted for as restricted cash.  The amount on deposit and our guarantee decrease as payments are made by the Hynix JV against the loan.

Financing activities:  Net cash used for financing activities was $1,220 million for 2010, which includes payments of debt, net of proceeds received, of $640 million.  Debt payments included $213 million to repay a note with the Singapore Economic Development Board, $200 million to reduce the amount outstanding under the TECH credit facility and $70 million to repay the Lexar convertible notes.  Cash used for financing activities also includes $330 million of payments on equipment purchase contracts and $229 million of net distributions to joint venture partners.

TECH’s credit facility contains covenants that, among other requirements, establish certain liquidity, debt service coverage and leverage ratios, and restrict its ability to incur indebtedness, create liens and acquire or dispose of assets.  In the first quarter of 2010, the covenants were modified and as of September, 2010, TECH was in compliance with the covenants.  We guarantee 100% of the $348 million outstanding amount borrowed under the TECH credit facility as of September 2, 2010.  Under the terms of the credit facility, TECH had $60 million in restricted cash as of September 2, 2010.

(See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Supplemental Balance Sheet Information – Debt" note.)

Joint ventures:  In 2010, IM Flash distributed $267 million to Intel and we expect that it will make additional distributions to Intel in the future.  Timing of these distributions and any future contributions, however, is subject to market conditions and approval of the partners.  In the second quarter of 2010, IM Flash began moving forward with start-up activities including placing purchase orders and preparing the facility for tool installations at its new 300mm wafer fabrication facility in Singapore that commenced in 2011.  In 2010, we contributed $128 million and Intel contributed $38 million to IM Flash.  In the first quarter of 2011, we contributed $392 million to IM Flash and Intel did not make any contribution.  We expect to make significant contributions to IM Flash in future periods in connection with these start-up activities.  The level of our future capital contributions to IM Flash will depend on the extent to which Intel participates with us in future IM Flash capital calls.

We made capital contributions to TECH of $80 million in 2010 and $258 million in 2009 increasing our equity interest in TECH to 87%.  The shareholders’ agreement for the TECH joint venture expires in April 2011.  In September 2009, TECH received a notice from Hewlett-Packard Company ("HP") that it does not intend to extend the TECH joint venture beyond April 2011.  We are in discussions with HP and Canon Inc. ("Canon") to reach a resolution of the matter, which may include our purchase of their interests.  The parties’ inability to reach a resolution prior to April 2011 could result in the sale of TECH’s assets and could require repayment of TECH’s credit facility ($348 million outstanding as of September 2, 2010).  (See Item 1A. Risk Factors.)

On December 15, 2009, Inotera’s Board of Directors approved the issuance of 640 million common shares.  On February 6, 2010, we purchased approximately 196 million shares for $138 million, slightly increasing our equity interest in Inotera from 29.8% to 29.9%.

Contractual obligations:  The following table summarizes our significant contractual obligations as of September 2, 2010, and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Notes payable (1)	$2,223	$443	$220	$1,560	$--
Capital lease obligations (1)	602	347	128	44	83
Operating leases	131	31	38	21	41
Purchase obligations	1,801	1,687	89	11	14
Other long-term liabilities	527	--	197	158	172
Total	$5,284	$2,508	$672	$1,794	$310

(1) Includes interest

The obligations disclosed above do not include contractual obligations recorded on our balance sheet as current liabilities except for the current portion of long-term debt.  The expected timing of payment amounts of the obligations discussed above is estimated based on current information.  Timing and actual amounts paid may differ depending on the timing of receipt of goods or services, market prices, changes to agreed-upon amounts or timing of certain events for some obligations.

Purchase obligations include all commitments to purchase goods or services of either a fixed or minimum quantity that meet any of the following criteria: (1) they are noncancelable, (2) we would incur a penalty if the agreement was cancelled, or (3) we must make specified minimum payments even if it does not take delivery of the contracted products or services ("take-or-pay").  If the obligation to purchase goods or services is noncancelable, the entire value of the contract was included in the above table.  If the obligation is cancelable, but we would incur a penalty if cancelled, the dollar amount of the penalty was included as a purchase obligation.  Contracted minimum amounts specified in take-or-pay contracts are also included in the above table as they represent the portion of each contract that is a firm commitment.

Pursuant to the Inotera Supply Agreement, we have an obligation to purchase 50% of Inotera’s output of semiconductor memory components subject to specific terms and conditions.  As purchase quantities are based on qualified production output, the Inotera Supply Agreement does not contain a fixed or minimum purchase quantity and therefore we did not include our obligations under the Inotera Supply Agreement in the contractual obligations table above.  Our obligation under the Inotera Supply Agreement also fluctuates due to pricing which is based on manufacturing costs and margins associated with the resale of DRAM products.  Pursuant to our obligations under the Inotera Supply Agreement, we purchased $693 million of DRAM products from Inotera in 2010.

Off-Balance Sheet Arrangements

In connection with the acquisition of Numonyx, we entered into agreements with STMicroelectronics N.V. and DBS that require us to guarantee an outstanding $250 million loan, due in periodic installments from 2014 through 2016, made by DBS to the Hynix JV.  Under the agreements, on August 31, 2010, we deposited $250 million of proceeds from the sale of our interest in the Hynix JV into a pledged account at DBS to collateralize our obligations under the guarantee of the loan.  The amount on deposit in the DBS account is accounted for as restricted cash.  The amount on deposit and our guarantee decrease as payments are made by the Hynix JV against the loan.  As of September 2, 2010, other noncurrent liabilities included $15 million for the fair value of our obligations under our agreements with STMicroelectronics and DBS.  (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Supplemental Balance Sheet Information – Equity Method Investments – Hynix JV" note.)

Concurrent with the offering of the 1.875% Convertible Notes in May 2007, we paid approximately $151 million for three Capped Call transactions (the "Capped Calls").  The Capped Calls cover an aggregate of approximately 91.3 million shares of common stock.  The Capped Calls are in three equal tranches with cap prices of $17.25, $20.13 and $23.00 per share, respectively, each with an initial strike price of approximately $14.23 per share, subject to certain adjustments.  The Capped Calls expire on various dates between November 2011 and December 2012.  The Capped Calls are intended to reduce potential dilution upon conversion of the Convertible Notes.

Concurrent with the offering of the 4.25% Senior Notes in April, 2009, we paid approximately $25 million for three capped call instruments that have an initial strike price of approximately $5.08 per share (the "2009 Capped Calls").  The 2009 Capped Calls have a cap price of $6.64 per share and cover an aggregate of approximately 45.2 million shares of common stock.  The Capped Calls expire in October and November of 2012.  The 2009 Capped Calls are intended to reduce potential dilution upon conversion of the 4.25% Senior Notes.

(See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Supplemental Balance Sheet Information – Shareholders’ Equity – Capped Call Transactions" note.)

Recently Adopted Accounting Standards

In May 2008, the Financial Accounting Standards Board ("FASB") issued a new accounting standard for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement.  This standard requires that issuers of these types of convertible debt instruments separately account for the liability and equity components of such instruments in a manner such that interest cost is recognized at the entity’s nonconvertible debt borrowing rate in subsequent periods.  We adopted this standard as of the beginning of 2010 and retrospectively accounted for our $1.3 billion 1.875% convertible senior notes under the provisions of this guidance from the May 2007 issuance date of the notes.  As a result, prior financial statement amounts were recast.  (See "Adjustments for Retrospective Application of New Accounting Standards" note.)

In December 2007, the FASB issued a new accounting standard on noncontrolling interests in consolidated financial statements.  This standard requires that (1) noncontrolling interests be reported as a separate component of equity, (2) net income attributable to the parent and to the noncontrolling interest be separately identified in the statement of operations, (3) changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions and (4) any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value.  We adopted this standard as of the beginning of 2010.  As a result, prior financial statement amounts were recast.  (See "Adjustments for Retrospective Application of New Accounting Standards" note.)

In December 2007, the FASB issued a new accounting standard on business combinations, which establishes the principles and requirements for how an acquirer (1) recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase and (3) determines what information to disclose.  We adopted this standard effective as of the beginning of 2010.  The initial adoption did not have a significant impact on our financial statements.  The acquisition of Numonyx was accounted for under the provisions of this new standard. (See "Numonyx Holdings B.V." note.)

In September 2006, the FASB issued a new accounting standard on fair value measurements and disclosures, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  We adopted this standard effective as of the beginning of 2009 for financial assets and financial liabilities.  We adopted this standard effective as of the beginning of 2010 for all other assets and liabilities.  The adoptions did not have a significant impact on our financial statements.

Recently Issued Accounting Standards

In June 2009, the FASB issued a new accounting standard on variable interest entities which (1) replaces the quantitative-based risks and rewards calculation for determining whether an enterprise is the primary beneficiary in a variable interest entity with an approach that is primarily qualitative, (2) requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity and (3) requires additional disclosures about an enterprise’s involvement in variable interest entities.  We are required to adopt this standard as of the beginning of 2011.  We do not expect the initial adoption of this standard to have a significant impact on our financial statements as of the adoption date.  The impact on periods subsequent to the initial adoption will depend on the nature and extent of our variable interest entities after the beginning of 2011.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures.  Estimates and judgments are based on historical experience, forecasted future events and various other assumptions that we believe to be reasonable under the circumstances.  Estimates and judgments may vary under different assumptions or conditions.  We evaluate our estimates and judgments on an ongoing basis.  Our management believes the accounting policies below are critical in the portrayal of our financial condition and results of operations and requires management’s most difficult, subjective or complex judgments.

Acquisitions:  Accounting for acquisitions and consolidations requires us to estimate the fair value of consideration paid and the individual assets and liabilities acquired as well as various forms of consideration given, which involves a number of judgments, assumptions and estimates that could materially affect the amount and timing of costs recognized.  We typically obtain independent third party valuation studies to assist in determining fair values, including assistance in determining future cash flows, appropriate discount rates and comparable market values.

Consolidations:  Determining whether to consolidate a variable interest entity may require judgment in assessing (1) whether an entity is a variable interest entity and (2) if we are the entity’s primary beneficiary.  We are required to consolidate a variable interest entity if we have variable interests that will absorb a majority of `the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. Determining the primary beneficiary requires consideration of the rights and obligations conveyed by our variable interests and the relationship of our variable interests with variable interests held by other parties.  If we hold variable interests in the same variable interest entity with another entity that is considered a related party, we are required to assess whether we are the primary beneficiary based on a determination of who is most closely associated with the variable interest entity.  This assessment requires judgment and shall be based on an analysis of all relevant facts and circumstances, including (1) the relationship and significance of the activities of the variable interest entity to the various parties within the related party group, (2) each party’s exposure to the expected losses of the variable interest entity and (3) the design of the variable interest entity.  In 2011, upon adoption of a new accounting standard, the determination of the primary beneficiary of a variable interest entity will require an assessment of whether we have the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance.

Contingencies:  We are subject to the possibility of losses from various contingencies.  Considerable judgment is necessary to estimate the probability and amount of any loss from such contingencies.  An accrual is made when it is probable that a liability has been incurred or an asset has been impaired and the amount of loss can be reasonably estimated.  We accrue a liability and charge operations for the estimated costs of adjudication or settlement of asserted and unasserted claims existing as of the balance sheet date.

Income taxes:  We are required to estimate our provision for income taxes and amounts ultimately payable or recoverable in numerous tax jurisdictions around the world.  Estimates involve interpretations of regulations and are inherently complex.  Resolution of income tax treatments in individual jurisdictions may not be known for many years after completion of any fiscal year.  We are also required to evaluate the realizability of our deferred tax assets on an ongoing basis in accordance with U.S. GAAP, which requires the assessment of our performance and other relevant factors.  Realization of deferred tax assets is dependent on our ability to generate future taxable income.

Inventories:  Inventories are stated at the lower of average cost or market value and we recorded charges of $603 million in aggregate for 2009 and $282 million in aggregate for 2008 to write down the carrying value of inventories of memory products to their estimated market values.  Cost includes labor, material and overhead costs, including product and process technology costs.  Determining market value of inventories involves numerous judgments, including projecting average selling prices and sales volumes for future periods and costs to complete products in work in process inventories.  To project average selling prices and sales volumes, we review recent sales volumes, existing customer orders, current contract prices, industry analysis of supply and demand, seasonal factors, general economic trends and other information.  When these analyses reflect estimated market values below our manufacturing costs, we record a charge to cost of goods sold in advance of when the inventory is actually sold.  Differences in forecasted average selling prices used in calculating lower of cost or market adjustments can result in significant changes in the estimated net realizable value of product inventories and accordingly the amount of write-down recorded.  For example, a 5% variance in the estimated selling prices would have changed the estimated market value of our DRAM and NAND Flash inventory by approximately $105 million at September 2, 2010.  Due to the volatile nature of the semiconductor memory industry, actual selling prices and volumes often vary significantly from projected prices and volumes and, as a result, the timing of when product costs are charged to operations can vary significantly.

U.S. GAAP provides for products to be grouped into categories in order to compare costs to market values.  The amount of any inventory write-down can vary significantly depending on the determination of inventory categories.  Our inventories have been categorized as memory, imaging and microdisplay products.  The major characteristics we consider in determining inventory categories are product type and markets.

Product and process technology:  Costs incurred to acquire product and process technology or to patent technology developed by ourselves are capitalized and amortized on a straight-line basis over periods currently ranging up to 10 years.  We capitalize a portion of costs incurred based on our analysis of historical and projected patents issued as a percent of patents filed.  Capitalized product and process technology costs are amortized over the shorter of (1) the estimated useful life of the technology, (2) the patent term or (3) the term of the technology agreement.

Property, plant and equipment:  We review the carrying value of property, plant and equipment for impairment when events and circumstances indicate that the carrying value of an asset or group of assets may not be recoverable from the estimated future cash flows expected to result from its use and/or disposition.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the estimated fair value of the assets.  The estimation of future cash flows involves numerous assumptions which require judgment by us, include, but are not limited to, future use of the assets for our operations versus sale or disposal of the assets, future selling prices for our products and future production and sales volumes.  In addition, judgment is required by us in determining the groups of assets for which impairment tests are separately performed.

Research and development:  Costs related to the conceptual formulation and design of products and processes are expensed as research and development as incurred.  Determining when product development is complete requires judgment by us.  We deem development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability.  Subsequent to product qualification, product costs are valued in inventory.

Stock-based compensation:  Compensation cost for stock-based compensation is estimated at the grant date based on the fair-value of the award and is recognized as expense ratably over the requisite service period of the award.  For stock-based compensation awards with graded vesting that were granted after 2005, we recognize compensation expense using the straight-line amortization method.  For performance-based stock awards, the expense recognized is dependent on the probability of the performance measure being achieved.  We utilize forecasts of future performance to assess these probabilities and this assessment requires considerable judgment.

Determining the appropriate fair-value model and calculating the fair value of stock-based awards at the grant date requires considerable judgment, including estimating stock price volatility, expected option life and forfeiture rates.  We develop its estimates based on historical data and market information which can change significantly over time.  A small change in the estimates used can result in a relatively large change in the estimated valuation.  We use the Black-Scholes option valuation model to value employee stock awards.  We estimate stock price volatility based on an average of its historical volatility and the implied volatility derived from traded options on our stock.